Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of FiscalNote Holdings, Inc. of our report dated March 28, 2023, relating to the consolidated financial statements of FiscalNote Holdings, Inc. (which is also known as FiscalNote Intermediate Holdco, Inc. as of December 31, 2021) as of and for the years ended December 31, 2022 and 2021, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

McLean, Virginia

May 5, 2023

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